UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

Signature Exploration and Production Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	333-382580 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)
___________________________

201 St Charles Avenue, Ste 2500
New Orleans, LA 70170
Phone: (504) 599-5929
Fax: (504) 524-7979

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

NA
(Former name, former address and former fiscal year, if changed since last report)

Item 1.01.   Entry into a Material Definitive Agreement

Purchase Agreement. On August 27, 2009, the Company entered into a Purchase Agreement with Bristol Investment Fund, Ltd. wherein we purchased Seismic Data and Selected Participation Rights dated as of August 6, 2008 for $60,000.

As a part of this transaction, the Company entered into a Convertible Promissory Note (“Note”) for $60,000.   The Note will accrue interest at the rate of 10% per annum and is due on November 19, 2009.  The note holder may convert any portion of the Note that is outstanding, whether such portion represents principal or interest, into shares of common stock of the Company at a price equal to the lesser of (i) $0.01 and (ii) 50% of the average of the three (3) lowest trading prices during the twenty (20) trading days preceding the date that the note holder notifies the Company that it elects to effectuate a conversion.  The issuance of the note constitutes an unregistered sale of equity securities.  The issuance of the shares was exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act since the shares were issued by the Company and did not involve any public offering.  The share recipient is closely related to and well known by the Company.

Addendum to Convertible Promissory Note.  On August 27, 2009, the Company entered into an agreement to amend a Convertible Promissory Note (“Note”) entered in to with Bristol Capital, LLC (“Bristol”) in the principal amount of $18,000.00, pursuant to a Purchase Agreement dated as of August 17, 2009.  This amendment includes a provision to limit the number of shares issuable to Bristol under the Note.

Item 3.02   Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report regarding the issuance of convertible promissory notes is incorporated by this reference into this Item 3.02.

Item 9.01.   Financial Statements and Exhibits

The following exhibits are filed as part of this current report.

Exhibit 10.1	Lease Purchase Agreement
Exhibit 10.2	Convertible Note Agreement
Exhibit 10.3	Addendum to Convertible Promissory Note

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signature Exploration and Production Corp.

Dated: September 2, 2009	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer and Director